Exhibit 99.1

Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5076
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES PROPOSED SALE OF SENIOR NOTES

Burlington, N.C., August 20, 2012—Laboratory Corporation of America Holdings (LabCorp) (NYSE: LH) announced today that it plans to offer, subject to market and other conditions, senior notes that are expected to be issued in two tranches with maturities of 5 and 10 years (the “Notes”). The Notes will be senior unsecured obligations and will rank equally with LabCorp’s existing and future senior unsecured debt.

LabCorp intends to use the net proceeds of this offering to repay certain amounts outstanding under its existing credit facility dated December 21, 2011, and for general corporate purposes.

The joint book-running managers for the offering are BofA Merrill Lynch and Credit Suisse. The offering will be made pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”). A copy of the prospectus and related prospectus supplement may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, 250 Vesey Street, 7th Floor, New York, New York 10080 or by calling toll-free 1-800-294-1322 or from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010 or by calling toll-free 1-800-221-1037 or by emailing: newyork.prospectus@credit-suisse.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.